Exhibit 10.18

AMENDMENT NO. 1 TO

MANAGEMENT SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO MANAGEMENT SERVICES AGREEMENT (this “Amendment”) is made as of April 5, 2007, by and between FRIEDMAN, BILLINGS, RAMSEY GROUP, INC., a Virginia Corporation (“FBR Group”), and FBR CAPITAL MARKETS CORPORATION, a Virginia corporation (“FBR Capital Markets”).

WHEREAS, FBR Group and FBR Capital Markets are parties to that certain Management Services Agreement, dated as of July 20, 2006, as the same is amended hereby and may be further amended, modified or supplemented from time to time (the “Management Services Agreement”);

WHEREAS, pursuant to Section 2(a) of the Management Services Agreement, the parties desire to amend the Management Services Agreement as provided in this Amendment; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning set forth in the Management Services Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, FBR Group and FBR Capital Markets hereby agree as follows:

1. Amendment to the Management Services Agreement.

(a) Section 3 of the Management Services Agreement is hereby amended and restated in its entirety to read as follows:

“Payment of Allocable Share of Executive Bonus Pool and Adjusted Flat Fee. In consideration for the provision of the Executive Management Team pursuant to the terms of this Agreement, FBR Capital Markets shall pay FBR Group its share of the amount that will be allocated to the Executive Bonus Pool established under The FBR Group Key Employee Incentive Plan (or any successor plan), which shall be an annual amount equal to 8.0% of the pre-tax net income of FBR Capital Markets (the “Allocable Share”), before deducting the Allocable Share. In addition, FBR Capital Markets shall pay FBR Group an annual cash fee in an amount equal to the Adjusted Flat Fee (as defined below). The Allocable Share and the Adjusted Base Fee shall be paid in equal quarterly installments within 45 days after the end of each calendar quarter of each year during the term of this Agreement. The term “Adjusted Flat Fee” means the amount equal to the sum of (i) $1,500,000 and (ii) the Gross-Up Amount. The term “Gross-Up Amount” means the amount that FBR Group, in its discretion after consultation with the Company, determines is necessary to pay a portion of the cost of employee benefits for the Executive Management Team, including, without limitation, group health insurance and life insurance benefit programs that are provided on the same terms as other employees of FBR Group, plus federal, state and local employment and payroll taxes payable by FBR Group on account of the Executive Management Team’s employment by FBR Group.”

(b) Schedule 1 to the Management Services Agreement is hereby amended and restated in its entirety to read as follows:

SCHEDULE 1

Executive Management Team

Name	Title at FBR Capital Markets Corporation

Eric F. Billings	Chairman of the Board and Chief Executive Officer

Richard J. Hendrix	President and Chief Operating Officer

J. Rock Tonkel, Jr.	Member of the Office of Chief Executive

Kurt R. Harrington	Executive Vice President, Chief Financial Officer and Treasurer

William J. Ginivan	Executive Vice President and General Counsel

2. Representations and Warranties.

(a) FBR Capital Markets represents and warrants to FBR Group that: (i) FBR Capital Markets has taken all action necessary to permit it to execute and deliver this Amendment and to carry out the terms hereof; (ii) this Amendment, when duly executed and delivered by FBR Capital Markets, will constitute a valid and binding obligation of FBR Capital Markets, enforceable against FBR Capital Markets in accordance with its terms; and (iii) FBR Capital Markets is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any third party or governmental authority in connection with the execution and delivery of this Amendment or the consummation of the transactions contemplated hereby, except for such order, consent, approval, authorization, declaration or filing as which has been obtained or made.

(b) FBR Group represents and warrants to FBR Capital Markets that: (i) FBR Group has taken all action necessary to permit it to execute and deliver this Amendment and to carry out the terms hereof; (ii) this Amendment, when duly executed and delivered by FBR Group, will constitute a valid and binding obligation of FBR Group, enforceable against FBR Group in accordance with its terms; and (iii) FBR Group is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any third party or governmental authority in connection with the execution and delivery of this Amendment or the consummation of the transactions contemplated hereby, except for such order, consent, approval, authorization, declaration or filing as which has been obtained or made.

3. No Other Change. Except as otherwise provided herein, all of the terms, covenants and other provisions of the Management Services Agreement shall continue to be in full force and effect in accordance with their respective terms. After the date hereof, all references to the Management Services Agreement shall refer to the Management Services Agreement (including the schedules thereto), as amended by this Amendment.

4. No Waiver or Consent. Except as specifically set forth herein, the execution and delivery hereof by the parties hereto shall not constitute a consent or waiver of any provisions of the Management Services Agreement. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder or under the Management Services Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Amendment or the Management Services Agreement will operate as a waiver hereof or thereof.

5. Counterparts. For the convenience of the parties, any number of counterparts of this Amendment may be executed by any two or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

6. Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF VIRGINIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF VIRGINIA.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Management Services Agreement on the date first written above.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By: /s/ J. Rock Tonkel, Jr.
Name: J. Rock Tonkel, Jr.
Title: President and Chief Operating Officer

FBR CAPITAL MARKETS CORPORATION

By: /s/ Richard J. Hendrix
Name: Richard J. Hendrix
Title: President and Chief Operating Officer

[Signature Page to Amendment No. 1 to Management Services Agreement]